Exhibit 99.1

Kaiser Aluminum Corporation Reports

Fourth Quarter and Full Year 2024 Financial Results

Fourth Quarter 2024 Highlights:

o
Net Sales $765 Million; Conversion Revenue $358 Million
o
Net Income $7 Million; Net Income per Diluted Share $0.43
o
Adjusted Net Income $6 Million; Adjusted Net Income per Diluted Share $0.33
o
Adjusted EBITDA $50 Million and Adjusted EBITDA Margin 14.0%
o
Declared Quarterly Dividend of $0.77

Full Year 2024 Highlights:

o
Net Sales $3.0 Billion; Conversion Revenue $1.46 Billion
o
Net Income $47 Million; Net Income per Diluted Share $2.87
o
Adjusted Net Income $41 Million; Adjusted Net Income per Diluted Share $2.51
o
Adjusted EBITDA $217 Million and Adjusted EBITDA Margin 14.9%
o
Continued Strong Liquidity of $572 Million as of December 31, 2024

FRANKLIN, Tenn., February 19, 2025 - Kaiser Aluminum Corporation (NASDAQ: KALU) (the "Company" or "Kaiser"), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced fourth quarter and full year 2024 results.

Management Commentary

"I am pleased with our 2024 performance, particularly our continued margin expansion, which was achieved in a highly complex market environment," said Keith A. Harvey, Chairman, President and Chief Executive Officer. "As we progress into 2025, we expect market conditions to stabilize and become more favorable, enabling us to capitalize on significant growth investments that are nearing completion. We are excited to be commissioning the new roll coat line in our packaging operations with customer qualifications underway. In addition, we expect to complete the Phase VII expansion at our Trentwood rolling mill in the second half of 2025, ahead of projected increases in demand. These investments reinforce our highly differentiated position in our end market applications, and help ensure our defensible market position, path to improved margins and leverage in the future."

Fourth Quarter and Full Year 2024 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Shipments (millions of lbs.)	292	284	1,172	1,196

Net sales	$765	$722	$3,024	$3,087
Less hedged cost of alloyed metal[1]	(407)	(361)	(1,568)	(1,621)
Conversion revenue	$358	$361	$1,456	$1,466

Realized price per pound ($/lb.)
Net sales	$2.62	$2.54	$2.58	$2.58
Less hedged cost of alloyed metal	(1.39)	(1.27)	(1.34)	(1.35)
Conversion revenue	$1.23	$1.27	$1.24	$1.23

As reported
Operating income	$22	$22	$88	$96
Net income	$7	$8	$47	$47
Net income per share, diluted[2]	$0.43	$0.47	$2.87	$2.92

Adjusted[3]
Operating income	$21	$23	$100	$101
EBITDA[4]	$50	$52	$217	$210
EBITDA margin[5]	14.0%	14.3%	14.9%	14.3%
Net income	$6	$10	$41	$44
EPS, diluted[2]	$0.33	$0.60	$2.51	$2.74
1.
Hedged cost of alloyed metal for the quarters ended 4Q24, 4Q23 and full years 2024 and 2023 included $409.0 million, $356.5 million, $1,567.6 million and $1,599.7 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with a realized gain upon settlement of $2.0 million in 4Q24; and realized losses upon settlement of $4.0 million, $0.2 million and $21.4 million in 4Q23 and full year 2024 and 2023, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income.
2.
Diluted shares for EPS are calculated using the two-class method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Fourth Quarter 2024 Financial Highlights

Net sales for the fourth quarter 2024 increased to $765 million compared to $722 million in the prior year period, driven primarily by a 3% increase in shipments.

Conversion revenue for the fourth quarter 2024 was $358 million, reflecting a 1% decrease compared to the prior year period.

•
Net sales for aerospace/high strength applications were $223 million, and conversion revenue was $132 million, a 10% decrease driven primarily by a 11% decrease in shipments over the prior year quarter, reflecting the broader supply chain challenges in the market.

•
Net sales for packaging applications were $331 million, and conversion revenue was $125 million, reflecting a 5% increase over the prior year quarter on a 9% increase in shipments, partially offset by unfavorable product mix of 4%. Underlying demand continued to strengthen during the quarter.
•
Net sales for general engineering applications were $152 million, and conversion revenue was $74 million, reflecting a 7% year-over-year increase driven primarily by a 12% increase in shipments as pricing remained relatively stable despite uneven demand and import pressures.
•
Net sales for automotive extrusions were $57 million, and conversion revenue was $27 million, reflecting a modest year-over-year increase driven by improved pricing and product mix, partially offset by lower volume.

Reported net income for the fourth quarter 2024 was $7 million, or $0.43 income per diluted share, compared to net income and income per diluted share of $8 million and $0.47, respectively, in the prior year period. Excluding the impact of a pre-tax, operating and non-operating non-run-rate gain of $2 million, adjusted net income was $6 million for the fourth quarter 2024, compared to adjusted net income of $10 million in the prior year period. Adjusted net income per diluted share was $0.33 for the fourth quarter 2024, compared to adjusted net income per diluted share of $0.60 for the fourth quarter 2023.

Adjusted EBITDA of $50 million in the fourth quarter 2024 decreased $2 million compared to the prior year period. Adjusted EBITDA as a percentage of conversion revenue was 14.0% in the fourth quarter 2024 compared to 14.3% in the prior year period.

Full Year 2024 Financial Results

Net sales for the full year 2024 decreased to $3.0 billion compared to $3.1 billion in the prior year, driven primarily by lower shipments.

Conversion revenue for the full year 2024 was $1.46 billion, relatively consistent with the prior year.

•
Net sales for aerospace/high strength applications were $883 million, and conversion revenue was $530 million, a 1% decrease driven primarily by a 4% decrease in shipments over the prior year, reflecting the broader supply chain challenges in the market.
•
Net sales for packaging applications were $1.3 billion, and conversion revenue was $490 million, reflecting a 3% decrease over the prior year due primarily to a 3% decrease in shipments. Underlying demand continued to strengthen during the year.
•
Net sales for general engineering applications were $618 million, and conversion revenue was $313 million, reflecting a 3% increase on a 6% increase in shipments as pricing remained relatively stable despite uneven demand and import pressures.
•
Net sales for automotive extrusions were $252 million, and conversion revenue was $120 million, reflecting a 3% increase driven by improved pricing and product mix, partially offset by lower shipments.

Reported net income for the full year 2024 was $47 million, or $2.87 income per diluted share, compared to net income and income per diluted share of $47 million and $2.92, respectively, in the prior year. Excluding the impact of pre-tax, operating and non-operating non-run-rate net gain of $7 million, adjusted net income was $41 million for the full year 2024, compared to adjusted net income of $44 million in the prior year. Adjusted net income per diluted share was $2.51 for the full year 2024, compared to adjusted net income per diluted share of $2.74 for the full year 2023.

Adjusted EBITDA of $217 million in the full year 2024 increased $7 million compared to the prior year. Adjusted EBITDA as a percentage of conversion revenue was 14.9% in the full year 2024 compared to 14.3% in the prior year.

Cash Flow and Liquidity

Adjusted EBITDA of $217 million reported in the full year 2024 and cash on hand funded $35 million of working capital, $181 million of capital investments, $41 million of interest payments, and $51 million of cash returned to stockholders through quarterly dividends.

As of December 31, 2024, the Company had cash and cash equivalents of $18 million and borrowing availability under the Company's revolving credit facility of $553 million, providing total liquidity of $572 million. There were no outstanding borrowings under the revolving credit facility as of December 31, 2024.

On January 14, 2025, the Company announced the declaration of a quarterly cash dividend of $0.77 per share, which was paid on February 14, 2025 to stockholders of record as of the close of business on January 24, 2025.

2025 Outlook

For the full year 2025, the Company expects consolidated conversion revenue to increase 5% to 10% and adjusted EBITDA margin to improve 50 to 100 basis points compared to 2024 with approximately 60% of the EBITDA contribution projected in the second half of 2025. The outlook reflects the expectation for overall market demand to stabilize and become more favorable throughout 2025.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 20, 2025, at 12:00 pm (Eastern Time); 11:00 am (Central Time); 9:00 am (Pacific Time), to discuss its fourth quarter and full year 2024 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813 and accessed internationally at (201) 689-8573. The conference call ID number is 13751173. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets we serve; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2023. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income1

(In millions of dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$765.4	$721.7	$3,024.0	$3,087.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	685.9	640.2	2,691.1	2,754.9
Depreciation and amortization	29.6	28.7	116.4	108.6
Selling, general, administrative, research and development	27.8	30.3	120.8	122.7
Restructuring costs	—	0.8	7.6	5.0
Other operating charges, net	—	—	0.4	—
Total costs and expenses	743.3	700.0	2,936.3	2,991.2
Operating income	22.1	21.7	87.7	95.8
Other (expense) income:
Interest expense	(10.4)	(11.5)	(43.7)	(46.9)
Other income (expense), net	0.4	(1.5)	19.5	7.4
Income before income taxes	12.1	8.7	63.5	56.3
Income tax provision	(5.0)	(1.1)	(16.7)	(9.1)
Net income	$7.1	$7.6	$46.8	$47.2
Net income per common share:
Basic	$0.44	$0.47	$2.91	$2.95
Diluted[2]	$0.43	$0.47	$2.87	$2.92
Weighted-average number of common shares outstanding (in thousands):
Basic	16,089	16,015	16,069	15,991
Diluted[2]	16,386	16,164	16,319	16,131

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2024 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the two-class method for the quarters and years ended December 31, 2024 and December 31, 2023.

Summary of Cash Flows - Consolidated1

(In millions of dollars)

	Year Ended December 31,
	2024	2023
Total cash provided by (used in):
Operating activities	$167.1	$211.9
Investing activities	$(174.6)	$(128.2)
Financing activities	$(55.3)	$(54.3)
1.
Please refer to the Company's Form 10-K for the year ended December 31, 2024 for detail regarding the items in the table.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets1

(In millions of dollars, except share and per share amounts)

	As of December 31, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$18.4	$82.4
Receivables:
Trade receivables, net	319.7	325.2
Other	22.0	12.4
Contract assets	73.4	58.5
Inventories	503.9	477.2
Prepaid expenses and other current assets	39.0	34.5
Total current assets	976.4	990.2
Property, plant and equipment, net	1,161.2	1,052.1
Operating lease assets	27.2	32.6
Deferred tax assets, net	7.2	6.0
Intangible assets, net	45.5	50.0
Goodwill	18.8	18.8
Other assets	78.6	117.7
Total	$2,314.9	$2,267.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$266.9	$252.7
Accrued salaries, wages and related expenses	54.3	53.0
Other accrued liabilities	79.4	64.3
Total current liabilities	400.6	370.0
Long-term portion of operating lease liabilities	25.2	29.2
Pension and OPEB	71.4	76.8
Net liabilities of Salaried VEBA	—	3.8
Deferred tax liabilities	24.1	13.9
Long-term liabilities	84.0	81.7
Long-term debt, net	1,041.6	1,039.8
Total liabilities	1,646.9	1,615.2
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2024 and December 31, 2023; no shares were issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2024 and December 31, 2023; 22,931,184 shares issued and 16,095,898 shares outstanding at December 31, 2024; 22,851,077 shares issued and 16,015,791 shares outstanding at December 31, 2023	0.2	0.2
Additional paid in capital	1,117.0	1,104.7
Retained earnings	6.2	10.1
Treasury stock, at cost, 6,835,286 shares at both December 31, 2024 and December 31, 2023	(475.9)	(475.9)
Accumulated other comprehensive income	20.5	13.1
Total stockholders' equity	668.0	652.2
Total	$2,314.9	$2,267.4
1.
Please refer to the Company's Form 10-K for the year ended December 31, 2024 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP net income	$7.1	$7.6	$46.8	$47.2
Interest expense	10.4	11.5	43.7	46.9
Other (income) expense, net	(0.4)	1.5	(19.5)	(7.4)
Income tax provision	5.0	1.1	16.7	9.1
GAAP operating income	22.1	21.7	87.7	95.8
Mark-to-market (gain) loss[1]	(2.2)	0.2	—	—
Restructuring costs	—	0.8	7.6	5.0
Non-cash asset impairment charge	—	—	0.4	—
Other operating NRR loss[2,3]	0.7	0.2	4.4	0.2
Operating income, excluding operating NRR items	20.6	22.9	100.1	101.0
Depreciation and amortization	29.6	28.7	116.4	108.6
Adjusted EBITDA[4]	$50.2	$51.6	$216.5	$209.6

GAAP net income	$7.1	$7.6	$46.8	$47.2
Operating NRR items	(1.5)	1.2	12.4	5.2
Non-operating NRR items[5]	(0.5)	1.4	(19.6)	(8.9)
Tax impact of above NRR items	0.5	(0.4)	1.6	0.8
Adjusted net income	$5.6	$9.8	$41.2	$44.3

Net income per share, diluted[6]	$0.43	$0.47	$2.87	$2.92
Adjusted earnings per diluted share[6]	$0.33	$0.60	$2.51	$2.74
1.
Mark-to-market (gain) loss on derivative instruments includes the loss on non-designated commodity hedges. Adjusted EBITDA reflects the impact realized upon settlement.
2.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
3.
Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
5.
Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, gains recorded from the sale of land, and gains recorded from business interruption insurance recoveries.
6.
Diluted shares for EPS are calculated using the two-class method.

Totals may not sum due to rounding.